CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Trustees
Putnam Investment Funds Trust:

We consent to the use of our reports dated September 3, 2002 and September 4, 2002, respectively, incorporated in this Registration Statement by reference, to the Putnam Growth Opportunities Fund and to the Putnam Research Fund, each a series of Putnam Investment Funds, and to the references to our firm under the captions "Financial Highlights" in the prospectuses and "Independent Accountants and Financial Statements" in the Statements of Additional Information.

/s/KPMG LLP
Boston, Massachusetts
November 25, 2002